UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2017

Acacia Communications, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37771	27-0291921
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Mill and Main Place, Suite 400 Maynard, Massachusetts	01754
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 938-4896

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of September 13, 2017, the Board of Directors (the “Board”) of Acacia Communications, Inc. (the “Company”) approved an increase in the size of the Board from seven to eight directors and elected David J. Aldrich to the Board as a Class I director. Mr. Aldrich’s term as a Class I director will expire at the Company’s 2020 Annual Meeting of Stockholders. Mr. Aldrich has also been elected to the Audit Committee of the Board.

Mr. Aldrich currently serves as the chairman of the board and executive chairman of Skyworks Solutions, Inc. (“Skyworks”), where he previously served as its chief executive officer since its formation in 2002 in connection with a merger between Alpha Industries and Conexant Systems. Prior to Skyworks’ formation, Mr. Aldrich served in various senior management and executive positions at Alpha Industries, most recently as its chief executive officer. Prior to this, Mr. Aldrich held senior management positions at Adams-Russell and MACOM.

In accordance with the Company’s director compensation program, Mr. Aldrich will receive an annual cash retainer of $35,000 for his service on the Board and an additional annual cash retainer of $7,500 for his service on the Audit Committee, payable quarterly in arrears (and prorated for any partial period). In addition, on the date of his initial election to the Board and pursuant to the director compensation program, Mr. Aldrich was granted a restricted stock unit award having an aggregate fair market value of $300,000 on the date of grant. All initial restricted stock unit awards granted to non-employee directors, including the initial grant to Mr. Aldrich, vest in equal annual installments on the first, second and third anniversary of the grant date, or in full immediately upon the occurrence of a change in control of the Company. During his service as a non-employee director, Mr. Aldrich will also be entitled to an annual restricted stock unit award, to be granted at each annual meeting of stockholders, having an aggregate fair market value of $100,000 on the date of grant, which vests in full on the date of the next annual meeting of stockholders following the date of grant or immediately upon the occurrence of a change in control of the Company.

In addition, on September 13, 2017, Mr. Aldrich entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify Mr. Aldrich to the fullest extent permitted by law for claims arising in his capacity as a director, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Aldrich, the Company is required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and its directors and officers, which is incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-208680) filed by the Company with the Securities and Exchange Commission on December 21, 2015.

There was no arrangement or understanding between Mr. Aldrich and any other persons pursuant to which Mr. Aldrich was elected as a director. Mr. Aldrich has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

On September 14, 2017, the Company issued a press release announcing the election of Mr. Aldrich. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Form of Indemnification Agreement for directors and officers (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-208680) filed by the Company on December 21, 2015).

99.1	Press release, dated September 14, 2017, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACACIA COMMUNICATIONS, INC.

Date: September 14, 2017	By:	/s/ Janene I. Asgeirsson
Janene I. Asgeirsson
Vice President, General Counsel and Secretary